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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


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                                    FORM 8-K

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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT of 1934


                      January 15, 1998 (December 29, 1997)
                Date of Report (Date of Earliest Event Reported)



                            PRENTISS PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)


            Maryland                     1-14516                 75-2661588
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(State or other jurisdiction      (Commission File No.)        I.R.S. Employer
      of incorporation)                                     (Identification No.)


                     3890 West Northwest Highway, Suite 400
                               Dallas, Texas 75220
                    (Address of principal executive offices)


                                 (214) 654-0886
              (Registrant's telephone number, including area code)


                                       N/A
          (former name or former address, if changed since last report)

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     Item 5. OTHER EVENTS


     On December 18, 1997, the Company amended its Articles of Incorporation (such amendment, the "Articles Supplementary") and on December 29, 1997, the Operating Partnership amended its Second Amended and Restated Agreement of Limited Partnership (see Exhibits 3.1 and 4.1) to designate and establish the rights and privileges of the Series A Cumulative Convertible Redeemable Preferred Stock ("Preferred Shares") and Series A Cumulative Convertible Redeemable Preferred Units ("Preferred Units"), respectively. Rights of holders of the Preferred Shares include voting, dividend and liquidation preferences over the holders of common shares of beneficial interest of the Company, par value $.01 per share (the "Common Shares"), including the right to elect two additional Directors if, for two consecutive quarters, (i) dividends on Preferred Shares are in arrears, (ii) the Company fails to pay dividends on the Common Shares in an amount per share at least equal to $0.38 for two consecutive quarters or (iii) the Company fails to maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges (each as defined in the Articles Supplementary) of at least 1.75.

     Dividends on the Preferred Shares are cumulative from the date of original issue and are payable quarterly at the greater of $1.60 per share or the rate declared on the Common Shares. No dividends will be declared or paid on any class of common or other junior stock to the extent that dividends on Preferred Shares have not been declared and/or paid. The Preferred Shares are not redeemable prior to December 29, 2004. On or after December 29, 2004, the Company, at its option, may redeem the Preferred Shares for cash at a redemption price of $26.50 per share, plus accrued and unpaid dividends. The Company may elect to make such redemption with Common Shares on a one-for-one basis, subject to certain limitations. After November 1, 1998, the investor may elect to convert the Preferred Shares into shares of common stock on a one-for-one basis subject to certain limitations. Prior to November 1, 1998, the Preferred Shares will not be convertible unless the Company undergoes a change in control, as defined by the agreement, or fails to qualify as a REIT for tax purposes.

     On December 2, 1997, the Company agreed to sell 3,773,585 Preferred Shares to Security Capital Preferred Growth Incorporated ("SCPG"), at $26.50 per share, for total proceeds of $100.0 million. On December 29, 1997, the Company closed on the sale of 2,830,189 Preferred Shares to SCPG for proceeds of $75.0 million, excluding approximately $800,000 in offering costs. The Company contributed the net proceeds of the sale of Preferred Shares to the Operating Partnership in exchange for an equal number of Preferred Units. The remainder of the Preferred Shares will be issued and sold to SCPG by the Company on or before March 31, 1998.

     The agreement also contains a covenant to repurchase the Preferred Shares (or any shares of Common Shares received by the investor upon conversion of the Preferred Shares) (i) at a purchase price of 110% of the liquidation preference if the Company fails to continue to be taxed as a REIT or (ii) at a purchase price of 100% of the liquidation preference in the event a Change of Control (as defined in the Articles Supplementary ) occurs.
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     The Company believes that such offering and sale was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by virtue of Section 4(2) of the Securities Act.


     Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

             (c)  EXHIBITS.

     The following exhibits are filed herewith:


     Exhibit              Description
     -------              -----------
     3.1                  Articles Supplementary, dated December 18, 1997,
                          Classifying and Designating a Series of Preferred
                          Shares of Beneficial Interest as Series A Cumulative
                          Convertible Redeemable Preferred Shares of Beneficial
                          Interest and Fixing Distribution and Other Preferences
                          and Rights of Such Shares

     4.1                  First Amendment, dated December 29, 1997, to Second
                          Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P.

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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            PRENTISS PROPERTIES TRUST



         Date: January 15, 1998

                                            By: /s/ Michael Ernst
                                                --------------------------------

                                                Michael Ernst
                                                --------------------------------

                                                Vice President and Treasurer
                                                --------------------------------
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                                 EXHIBIT INDEX
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

    Exhibit             Description
    -------             -----------
    3.1             Articles Supplementary of the Board of Trustees, dated
                    December 18, 1997, Classifying and Designating a Series of
                    Preferred Shares of Beneficial Interest as Series A
                    Cumulative Convertible Redeemable Preferred Shares of
                    Beneficial Interest and Fixing Distribution and Other
                    Preferences and Rights of Such Shares

    4.1             First Amendment, dated December 29, 1997, to Amended and
                    Restated Agreement of Limited Partnership of Prentiss
                    Properties Acquisition Partners, L.P.
